Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated June 28, 2007 except for the net loss per common share and preferred stock warrants described in Note 2 and the subsequent event described in Note 15, as to which the date is September 12, 2007 relating to the consolidated financial statements of Varolii Corporation, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Seattle, Washington

January 8, 2008